Exhibit 99.1

Deltic Timber Corporation	NEWS RELEASE	210 EAST ELM STREET EL DORADO, AR 71730 NYSE: DEL

FOR RELEASE	February 26, 2014	CONTACT:	Kenneth D. Mann Investor Relations (870) 881-6432

Deltic Announces Preliminary Fourth Quarter and Year of 2013 Results

EL DORADO, AR – Deltic Timber Corporation (NYSE-DEL) announced today that net income for the fourth quarter of 2013 was $2.3 million, $.18 a share, compared to net income of $2.4 million, $.19 a share, for the fourth quarter of 2012. The slight decrease was mainly due to a lower pine pulpwood harvest volume combined with the sale of fewer acres of non-strategic recreational-use hardwood bottomland, essentially offset by the margin on increased residential lot sales activity and lower general and administrative expenses. For the year of 2013, net income was $26.2 million, $2.06 a share, compared to $9.2 million, $.73 a share, for the twelve months ended December 31, 2012. Net cash provided by operating activities was $8.1 million for the fourth quarter of 2013, compared to $3.1 million for the same period a year ago. Cash provided by operating activities for the year of 2013 was $42.1 million compared to $24.1 million for the year of 2012.

Commenting on the results, President and Chief Executive Officer, Ray C. Dillon, stated, “Led by our Manufacturing segment, which was expanded during the year with the acquisition of the remaining ownership interest of Del-Tin Fiber, Deltic’s operations established a new record for financial performance in 2013. The benefits of the Company’s strategy of owning vertically integrated assets and managing them intensively to achieve growing results were very evident. With the increased earnings and their resulting cash flows, we had sufficient working capital available to use during 2013 to accomplish a $33.6 million capital program to further improve our operations; pay $5.2 million to acquire the remaining ownership interest of Del-Tin Fiber; pay increased dividends, for a total of $5.1 million distributed to our shareholders; repurchase $2.2 million of the Company’s common stock; and still repay $2 million of the debt outstanding under Deltic’s revolving credit facility”.

The Woodlands segment reported operating income of $3.4 million in the fourth quarter of 2013, compared to $4.2 million for the same period a year ago. The pine sawtimber harvest during the fourth quarter of 2013 was 103,263 tons, which compares to 101,845 tons harvested in the prior-year period. The average pine sawtimber sales price was $22 per ton in both periods. In the fourth quarter of 2013, the Company harvested 65,634 tons of pine pulpwood, compared to 116,441 tons harvested in 2012’s fourth quarter, while the average per-ton sales price was $8 for both periods. The decrease in pine pulpwood harvest volume was due to the mix of products growing on the specific timberland tracts harvested in the respective periods. Oil and gas revenues, consisting of lease rentals and net royalties, were $1.4 million for the fourth quarter of 2013 versus $1.2 million in 2012’s fourth quarter. The increase was due to a higher average sales price for natural gas produced in the fourth quarter of 2013. Deltic sold 53 acres of non-strategic recreational-use hardwood bottomland in the fourth quarter of 2013, for an average price of $2,900 per acre versus 988 acres sold at an average sales price of $1,500 per acre in the fourth quarter of 2012.

The Company’s Manufacturing segment reported operating income of $5.6 million during the fourth quarter of 2013 compared to $5.2 million for the same quarter of 2012. In the second quarter of 2013, Deltic acquired the balance of the ownership interest in Del-Tin Fiber from the Company’s former joint venture partner and has since consolidated the 2013 operating results of Del-Tin Fiber into the Manufacturing segment. Del-Tin Fiber’s prior-period sales volume and average sales price of medium density fiberboard (“MDF”) are provided for comparison purposes for this segment. The average lumber sales price was $355 per thousand board feet for the fourth quarter of 2013, an increase of $29 per thousand board feet when compared to $326 per thousand board feet reported in 2012’s fourth quarter. The lumber sales volume was 65.4 million board feet in the fourth quarter of 2013 versus 69.2 million board feet for the same period a year ago, a decrease of 3.8 million board feet, as the Company reduced production to match demand. Deltic will continue to monitor lumber market conditions in order to match sawmill production to market demand. The average sales price for MDF sold during 2013’s fourth quarter was $570 per thousand square feet, $29 per thousand square feet higher than the $541 per thousand square feet reported in the fourth quarter of 2012. MDF sales volume in the fourth quarter of 2013 was 22.6 million square feet, a 22 percent decrease from the 29 million square feet sold during the fourth quarter of 2012, as a combined result of market-related downtime taken during the quarter and the impact of a planned outage for plant maintenance during the month of December. Deltic will continue to monitor the MDF market and make adjustments to the operating hours at Del-Tin in order to match the plant’s production to market demand.

The Company’s Real Estate segment reported an operating loss of $.2 million in the fourth quarter of 2013 compared to an operating loss of $.4 million for the same period of 2012. Residential lot sales totaled 15 in 2013’s fourth quarter, an increase of 3 lots when compared to 2012’s fourth quarter. The average per-lot sales price in the fourth quarter of 2013 was $82,300, which compares to $70,000 per lot for 2012’s fourth quarter. The Company had no commercial real estate sales in the fourth quarter of either 2013 or 2012.

Corporate expense was $4.2 million for the fourth quarter of 2013, which compares to $4.5 million for the same period of 2012, due to lower general and administrative expenses. Deltic recorded income tax expense of $1.2 million in 2013’s fourth quarter, which compares to $1.6 million in 2012’s fourth quarter. The decrease was a result of lower pretax income combined with the benefit of a lower effective income tax rate in the fourth quarter of 2013.

Capital expenditures were $8.1 million in the fourth quarter of 2013 and $33.6 million for the year of 2013. For the corresponding periods of 2012, capital expenditures totaled $15.7 million and $24 million respectively. The quarter-over-quarter decrease was primarily due to the acquisition of fewer timberland acres in the 2013 quarter. The increase in the annual capital program from 2012 to 2013 was mainly due to planned increased expenditures in the Manufacturing segment during 2013 for projects to improve productivity and efficiency.

For the year of 2013, the pine sawtimber harvest level was 605,361 tons compared to 606,879 tons harvested in 2012, while the average pine sawtimber sales price was $22 per ton for both years. The pine pulpwood harvest volume was 340,083 tons in 2013 compared to 474,834 tons in 2012, with no change in the average sales price of $8 per ton. Sales of non-strategic timberland for the year of 2013 totaled 1,677 acres with an average sales price of $1,500 per acre, while in 2012, the Company sold 1,776 acres with a per-acre sales price of $1,600. Oil and gas lease rental and net royalty income were $5.1 million in 2013 versus $4.9 million in 2012. The average lumber sales price increased $75 per thousand board feet, or 24 percent, from $309 per thousand board feet in 2012 to $384 per thousand board feet in 2013. Lumber sales volume decreased 11.8 million board feet, from 272.9 million board feet in 2012 to 261.1 million board feet in 2013, as Deltic adjusted sawmill operating hours to meet the market demand for lumber. The average sales price for MDF increased $55 per thousand square feet, or 11 percent, from $523 per thousand square feet in 2012 to $578 per thousand square feet in 2013. MDF sales volume decreased from 120.1 million square feet in 2012 to 107.7 million square feet in 2013, as Del-Tin Fiber balanced production with demand. Residential lot sales for the year of 2013 totaled 65 lots at an average sales price of $76,000 per lot compared to 50 lots at $69,600 per lot for 2012. The Company had no commercial real estate acreage sales in either 2013 or 2012.

Regarding the outlook for the first quarter and year of 2014, Mr. Dillon stated, “We currently anticipate the pine sawtimber harvest to be 175,000 to 185,000 tons and 575,000 to 625,000 tons, respectively, depending on weather conditions in Deltic’s operating area. Finished lumber sales are estimated to be 65 to 75 million board feet for the first quarter and 270 to 290 million board feet for the year. MDF sales volumes for the first quarter and year of 2014 are forecasted to be 25 to 35 million square feet and 110 to 130 million square feet, respectively. Actual sales volumes for both finished lumber and MDF are dependent upon market conditions. Residential lot sales are projected at 15 to 20 lots and 60 to 80 lots for the first quarter and year of 2014, respectively. Commercial acreage within Chenal Valley continues to receive interest, but due to the volatile nature of commercial real estate transactions and significant number of factors involved, it is difficult to anticipate future closings”.

Statements included herein that are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” within the meaning of the federal securities laws. Such statements reflect the Company’s current expectations and involve certain risks and uncertainties. Actual results could differ materially from those included in such forward-looking statements. Factors that could cause such differences include, but are not limited to, the cyclical nature of the industry, changes in interest rates, credit availability, general economic conditions, adverse weather, cost and availability of materials used to manufacture the Company’s products, natural gas pricing, and the other risk factors described from time to time in the reports and disclosure documents filed by the Company with the Securities and Exchange Commission.

Deltic will hold a conference call on Thursday, February 27, 2014, at 10:00 a.m. Central Time to discuss fourth quarter 2013 earnings. Interested parties may participate in the call by dialing 1-866-953-6856 and referencing participant passcode identification number 39325929. The call will also be broadcast live over the Internet and can be accessed through the Investor Relations section of the Deltic website, at www.deltic.com. Online replays of the call will be available through the Deltic website, and a recording of the call will be available until Thursday, March 6, 2014, by dialing 1-888-286-8010 and referencing replay passcode identification number 37962685.

Summary financial data and operating statistics for the fourth quarter of 2013 and twelve months ended December 31, 2013 with comparisons to 2012 are contained in the following tables.

Deltic Timber Corporation

SEGMENT INFORMATION

(Preliminary and Unaudited)

(Millions of dollars)

	Three Months Ended		Three Months Ended
	December 31, 2013		December 31, 2012
		Operating		Operating
		Income/		Income/
	Sales	(Loss)	Sales	(Loss)
Woodlands	$6.6	3.4	8.5	4.2
Manufacturing	41.4	5.6	27.8	5.2
Real Estate	2.8	(0.2)	2.6	(0.4)
Corporate	—	(4.2)	—	(4.5)
Eliminations	(2.4)	—	(2.2)	0.1

Total net sales/operating income	$48.4	4.6	36.7	4.6

	Twelve Months Ended		Twelve Months Ended
	December 31, 2013		December 31, 2012
		Operating		Operating
		Income/		Income/
	Sales	(Loss)	Sales	(Loss)
Woodlands	$33.8	16.8	37.3	18.4
Manufacturing	168.0	38.5	105.9	18.1
Real Estate	11.7	(1.4)	11.0	(2.1)
Corporate	—	(18.0)	—	(17.4)
Eliminations	(13.8)	(0.2)	(13.3)	0.1

Total net sales/operating income	$199.7	35.7	140.9	17.1

Deltic Timber Corporation

CONSOLIDATED STATEMENTS OF INCOME

(Preliminary and Unaudited)

(Thousands of dollars, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Net sales	$48,372	36,665	199,702	140,908

Costs and expenses
Cost of sales	35,491	24,956	130,752	94,706
Depreciation, amortization, and cost of fee timber harvested	3,904	2,321	15,131	10,642
General and administrative expenses	4,452	4,753	19,037	18,428

Total costs and expenses	43,847	32,030	164,920	123,776
Gain on involuntary conversion of assets	—	—	881	—

Operating income	4,525	4,635	35,663	17,132
Equity in earnings of Del-Tin Fiber	—	357	1,084	959
Interest income	1	4	13	17
Interest and other debt expense, net of capitalized interest	(1,147)	(1,018)	(4,578)	(4,092)
Gain on bargain purchase	128	—	3,413	—
Other income/(expense)	(18)	(21)	3,229	20

Income before income taxes	3,489	3,957	38,824	14,036
Income tax expense	(1,152)	(1,553)	(12,632)	(4,801)

Net income	$2,337	2,404	26,192	9,235

Earnings per common share
Basic	$0.18	0.19	2.06	0.73
Assuming dilution	$0.18	0.19	2.05	0.73
Dividends per common share paid	$0.100	0.075	0.400	0.300
Weighted average common shares outstanding (thousands)
Basic	12,547	12,538	12,566	12,525
Assuming dilution	12,601	12,587	12,624	12,588

Deltic Timber Corporation

CONSOLIDATED BALANCE SHEETS

(Preliminary and Unaudited)

(Thousands of dollars)

	Dec. 31,	Dec. 31,
	2013	2012
Assets
Current assets
Cash and cash equivalents	$4,374	5,613
Trade accounts receivable, net of allowance	7,331	5,277
Inventories	12,439	4,894
Prepaid expenses and other current assets	3,155	2,808

Total current assets	27,299	18,592
Investment in real estate held for development and sale	57,953	57,088
Investment in Del-Tin Fiber	—	6,293
Timber and timberlands - net	248,833	240,215
Property, plant, and equipment - net	75,259	26,668
Deferred charges and other assets	2,000	4,353

Total assets	$411,344	353,209

Liabilities and Stockholders’ Equity
Current liabilities
Trade accounts payable	$8,198	1,981
Accrued taxes other than income taxes	2,210	1,951
Income taxes payable	1,077	—
Deferred revenues and other accrued liabilities	10,330	9,094

Total current liabilities	21,815	13,026
Long-term debt	90,000	63,000
Deferred tax liabilities - net	7,514	471
Other noncurrent liabilities	25,743	44,482
Commitments and contingencies	—	—
Stockholders’ equity
Cummulative perferred stock	—	—
Common stock, 12,813,879 shares issued	128	128
Capital in excess of par value	84,796	82,597
Retained earnings	189,720	168,608
Treasury stock	(5,693)	(5,000)
Accumulated other comprehensive loss	(2,679)	(14,103)

Total stockholders’ equity	266,272	232,230

Total liabilities and stockholders’ equity	$411,344	353,209

Deltic Timber Corporation

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Preliminary and Unaudited)

(Thousands of dollars)

	Twelve Months Ended
	December 31,
	2013	2012
Operating activities
Net income	$26,192	9,235
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and cost of fee timber harvested	15,131	10,642
Stock-based compensation expense	2,797	2,298
Deferred income taxes	241	(649)
Real estate development capital expenditures	(3,982)	(2,822)
Real estate costs recovered upon sale	2,711	2,342
Timberland costs recovered upon sale	827	832
Equity in earnings of Del-Tin Fiber	(1,084)	(959)
Gain on previously held equity interest	(3,165)	—
Gain on bargain purchase	(3,413)	—
Net increase in liabilities for pension and other postretirement benefits	1,931	1,990
Decrease in operating working capital other than cash and cash equivalents	5,883	2,455
Other - changes in assets and liabilities	(1,927)	(1,282)

Net cash provided by operating activities	42,142	24,082

Investing activities
Capital expenditures requiring cash, excluding real estate development	(28,315)	(21,134)
Business acquisition, net of cash acquired	(5,170)	—
Net change in purchased stumpage inventory	(1,486)	1,159
Advances to Del-Tin Fiber	(1,025)	(2,190)
Repayments from Del-Tin Fiber	781	3,970
Net change in funds held by trustee	7	560
Other - net	1,416	800

Net cash required by investing activities	(33,792)	(16,835)

Financing activities
Proceeds from borrowings	12,000	18,000
Repayments of notes payable and long-term debt	(14,000)	(20,111)
Treasury stock purchases	(2,224)	(19)
Common stock dividends paid	(5,080)	(3,797)
Proceeds from stock option exercises	760	1,157
Excess tax benefit from stock-based compensation expense	408	590
Other - net	(1,453)	(745)

Net cash required by financing activities	(9,589)	(4,925)

Net increase/(decrease) in cash and cash equivalents	(1,239)	2,322
Cash and cash equivalents at January 1	5,613	3,291

Cash and cash equivalents at December 31	$4,374	5,613

Deltic Timber Corporation

OTHER DATA

(Preliminary and Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(Thousands of dollars)	2013	2012	2013	2012
Capital expenditures
Woodlands	$935	13,901	12,755	18,553
Manufacturing	4,015	84	16,532	2,478
Real Estate (includes development expenditures)	3,079	1,737	4,267	2,996
Corporate	4	3	14	7

Total capital expenditures	$8,033	15,725	33,568	24,034

Woodlands
Pine sawtimber harvested from fee lands - tons	103,263	101,845	605,361	606,879
Pine sawtimber price - per ton	$22	22	22	22
Timberland sales - acres	53	988	1,677	1,776
Timberland sales price - per acre	$2,900	1,500	1,500	1,600
Manufacturing
Finished lumber sales - thousands of board feet	65,421	69,216	261,108	272,875
Finished lumber price - per thousand board feet	$355	326	384	309
Finished MDF sales - (3/4 inch basis) thousands of square feet	22,611	28,974	107,698	120,108
Finished MDF price - (3/4 inch basis) per thousand square feet	$570	541	578	523
Real Estate
Residential
Lots sold	15	12	65	50
Average sales price - per lot	$82,300	70,000	76,000	69,600
Commercial
Acres sold	—	—	—	—
Average sales price - per acre	$—	—	—	—